Exhibit 5.1
November 15, 2007
Dynavax Technologies Corporation
2929 Seventh Street, Suite 100
Berkeley, CA 94710
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Dynavax Technologies Corporation (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus covering the resale of up to 1,850,000 shares of common stock that may be issued upon the exercise of warrants (the “Warrant Shares”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Restated Certificate of Incorporation and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all signatures on original documents, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares, when issued upon exercise of the warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley Godward Kronish LLP

By:	/s/ James C. Kitch

James C. Kitch
FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM